UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Nuveen Preferred and Income Term Fund

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Mr. D’Angelo:

I am writing in regard to the definitive proxy statement filed on March 4, 2024, by Saba Capital Management, L.P. recommending a vote against a shareholder proposal for the Nuveen Preferred and Income Term Fund (JPI).

We are perplexed by Saba’s recommendation, as it stands in stark contrast to your public posturing as a champion of closed-end fund (CEF) shareholder rights and good corporate governance. Perhaps the proposal, and its intent, were misinterpreted? To reiterate, if our recommended proposal is approved, it will provide JPI shareholders a choice to either (1) continue their investment in the fund with no scheduled termination date or (2) exit all or a portion of their investment in accordance with a tender offer for up to 100% of its outstanding common shares at net asset value (NAV). This proposal provides shareholders with the best of both worlds; a proverbial win-win. Either a shareholder exits the fund at NAV, as designed and communicated before the fund even became publicly listed, or they can remain invested in the fund while benefitting from a fee reduction for the first year following term elimination. We are giving shareholders the choice – both options are economically beneficial, depending on their investment needs – whereas your opposition to the proposal eliminates shareholder choice.

In the event the proposal was somehow unclear, let us clarify the additional details and benefits of the proposal:

•	At JPI’s 2024 annual meeting, we are providing shareholders a choice by requesting their approval to eliminate the fund’s August 31, 2024 term.

•	If term elimination is approved, JPI will conduct a 100% tender offer at NAV prior to the end of its term.

•	If common assets after the tender offer are less than $70 million, the tender offer will be cancelled and JPI will proceed to terminate and return NAV to shareholders as originally scheduled.

•	If tender offer conditions are satisfied and JPI continues as a perpetual fund, 50% of net management fees will be waived over the first year following the elimination of the fund’s term.

•	If shareholders do not approve term elimination, JPI will proceed to liquidate as originally scheduled.

Again, this proposal is favorable to all JPI shareholders. It allows shareholders the ability to decide which outcome (maintain their investment exposure in the fund or liquidate at NAV) better fits their specific needs. Certain shareholders may want to continue their investment in JPI to maintain their exposure to a leveraged preferred securities strategy and to avoid potential tax consequences of a full liquidation, while continuing to receive regular monthly distributions from the fund. Other shareholders may choose to tender and receive NAV on or around the original termination date.

In a recent conversation with you and Mr. Paul Kazarian, Saba’s CEF investing objectives were described as buying closed-end funds at a discount with the hope of selling those funds at a narrower discount. Mr. Kazarian also attempted to describe Saba’s role as beneficial to the closed-end fund ecosystem by providing shareholders liquidity, amongst other benefits. We frankly do not understand how Saba’s recommendation achieves these investing objectives, given JPI’s de minimis discount and lack of opportunity for Saba to profit from arbitrage. Saba’s recommendation ignores the fact that the proposal benefits other JPI shareholders. Saba’s recommendation also harms those shareholders who want to tender shares as it forces a full fund liquidation as opposed to a partial portfolio liquidation, assuming the post-tender asset level is met.

We also noted that Saba only purchased 1,000 shares of JPI long after the record date and is therefore not entitled to vote on the shareholder proposal. Obviously, Saba has virtually no economic interest in JPI and therefore Saba’s interests are not aligned with those of JPI’s other shareholders. Based upon Saba’s actions, we do not believe it misunderstood the intended proposal, but rather has opted to use the weight of its hedge fund management operations to engage in harassing, obstructive actions to the detriment of JPI’s shareholders, which should be alarming to not only individual shareholders, but to other institutional shareholders as well.

We call on Saba to explain to JPI’s shareholders how your recommendation in any way is beneficial to their economic interests, and to explain your true motives in recommending a vote against this shareholder-friendly proposal. We call on Saba to cease this disruptive and wasteful proxy solicitation and drop the false veil of supporting CEF shareholders.

Sincerely,

David J. Lamb

Chief Administrative Officer